Registration No. 33-
     ________________________________________________________
     ________________________________________________________

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C. 20549
                      _____________________

                             FORM S-3

     REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      _____________________

                  STONE & WEBSTER, INCORPORATED
     (Exact name of registrant as specified in its charter)

           Delaware                      13-5416910
     (State or other                   (I.R.S. Employer
     jurisdiction of                   Identification No.)
     incorporation or
     organization)
                              Joel A. Skidmore, Secretary
                              Stone & Webster, Incorporated
     250 West 34th Street     250 West 34th Street
     NY, NY 10119             New York, NY 10119
     (212) 290-7500           (212) 290-7500
     (Address,                (Name, address,
     including zip code,      including zip code,
     and telephone number,    and telephone number,
     including area code,     including area code,
     of registrant's          of agent for service)
     principal
     executive offices)       Copy to:

                              George J. Martin, Jr., Esq.
                              Mudge Rose Guthrie
                                Alexander & Ferdon
                              180 Maiden Lane
                              New York, NY 10038
                              (212) 510-7000

          Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement but not before May 19, 1994 as to 1,150 shares, and on or as soon as possible after October 5, 1994 as to 575 shares.

          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [ ]

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

                 CALCULATION OF REGISTRATION FEE
     _____________________________________________________________________
     _____________________________________________________________________

     Title of                      Proposed     Proposed
     each class                    maximum      maximum
     of securities  Amount         offering     aggregate   Amount of
     to be          to be          price per    offering    registration
     registered     registered     unit*        price*      fee
     _____________________________________________________________________

     Common Stock,  1,725          $30.375      $52,397     $100.00
     $1 par value   shares
     _____________________________________________________________________
     _____________________________________________________________________

     *Estimated solely for the purpose of determining the
     registration fee pursuant to Rule 457(c), based upon a
     price of $30.375 per share, the closing price for the
     Common Stock on the New York Stock Exchange Composite
     Tape as reported in the Wall Street Journal on April
     19, 1994.
     _____________________________________________________________________

                         _______________

     The registrant hereby amends this registration
     statement on such date or dates as may be necessary to
     delay its effective date until the registrant shall
     file a further amendment which specifically states that
     this registration statement shall thereafter become
     effective in accordance with Section 8(a) of the
     Securities Act of 1933 or until the registration
     statement shall become effective on such date as the
     Commission, acting pursuant to said Section 8(a), may
     determine.
     _____________________________________________________________________
     _____________________________________________________________________

                       P R 0 S P E C T U S


                  STONE & WEBSTER, INCORPORATED

                           1,725 Shares

                           Common Stock

                           $1 Par Value

                         _______________


               The securities offered hereby are outstanding shares of Common Stock, $1 par value (the "Common Stock"), of Stone & Webster, Incorporated (the "Company") and are being offered by one stockholder of the Company (the "Selling Stockholder"). The Company will not receive any part of the proceeds of sale of such shares and will bear the expenses of such offering. The proceeds of sale will be used by the Selling Stockholder to meet certain tax obligations payable upon vesting of shares of Common Stock issued pursuant to the Restricted Stock Plan of the Company. The Selling Stockholder may be deemed to be an "underwriter" under the Securities Act of 1933.

               The Company has been advised that the Selling Stockholder proposes to sell on the New York and Boston Stock Exchanges, in the over-the-counter market, in negotiated transactions and otherwise up to an aggregate of 1,725 shares of Common Stock at prices and on terms then prevailing. The approximate date of commencement of the proposed sales is on or as soon as practicable after May 19, 1994 as to 1,150 shares, and on or as soon as practicable after October 5, 1994 as to 575 shares. The Selling Stockholder has represented to the Company that he does not have any arrangements or understandings with any broker or dealer with respect to the sale of the Common Stock offered hereby.

                         _______________

               THESE SECURITIES HAVE NOT BEEN APPROVED OR
     DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

               The date of this Prospectus is May 16, 1994.

                      AVAILABLE INFORMATION

               The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files periodic reports, proxy statements and other information with the Securities and Exchange
     Commission. Such reports, proxy statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street,
     N.W., Washington, D.C. 20549, as well as the Commission's regional offices: 7 World Trade Center,
     New York, New York 10048, and Northwestern Atrium
     Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission,
     Judiciary Plaza, 450 Fifth Street, N.W., Washington,
     D.C.  20549 at prescribed rates.  The Company's Common
     Stock is listed on the New York and Boston Stock
     Exchanges, where reports, proxy statements and other information concerning the Company can also be inspected.

               This Prospectus does not contain all of the information set forth in the Registration Statement on Form S-3, of which this Prospectus is a part, and exhibits relating thereto which the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Act"). Reference is made to such Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The documents listed below are hereby
     incorporated by reference and made a part hereof, and all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in an incorporated document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The information relating to the Company
     contained in this Prospectus does not purport to be comprehensive and is based upon information contained in the incorporated documents. Accordingly, the information contained herein should be read together with the information contained in the incorporated documents.

               (a) The annual report on Form 10-K of the Company for the year ended December 31, 1993 filed pursuant to Section 13 of the Securities Exchange Act of 1934, including the consolidated financial statements of Stone & Webster, Incorporated and Subsidiaries for the fiscal year ended December 31, 1993, together with the report thereon of Coopers & Lybrand dated February 15, 1994.

               (b) All other reports filed by the Company pursuant to Section 13 or 15(d) of the Securities
          Exchange Act of 1934 since the end of the fiscal year covered by the annual report referred to in
          (a) above.

               (c) The Company's definitive proxy statement filed pursuant to Section 14 of the Securities Exchange Act of 1934 in connection with the 1994 Annual Meeting of Stockholders, and any definitive proxy statement so filed in connection with any subsequent meeting of its stockholders.

               The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon written or oral request by said person, a copy of any or all documents that have been incorporated herein by reference, other than exhibits to such documents. Requests for such copies should be addressed to the Company to the attention of Joel A. Skidmore, Secretary, Stone & Webster, Incorporated, 250 West 34th Street, New York, New York 10119 (telephone number 212-290-7500).

               No person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                         _______________


                           THE COMPANY

               The Company is a Delaware corporation with principal executive offices located at 250 West 34th
     Street, New York, New York 10119, telephone number
     (212) 290-7500.


                     THE SELLING STOCKHOLDER


               The following table sets forth the name of the Selling Stockholder, the number of shares of the Company's Common Stock beneficially owned by him, the number of shares which he presently proposes to offer and his relationship with the Company since April 1, 1991:


                      Number of      Number of
                      Shares of      Shares of
                      Common Stock   Common Stock  Relationship with
     Name of Selling  Beneficially   to be         the Company Since
     Stockholder      Owned (1)      Offered       April 1, 1991 (2)
     ---------------  ------------   ------------  -----------------
     Bruce C. Coles   37,716         1,725         President
                                                   and Director
                                                   of the
                                                   Company (3)

     (1) Includes (i) shares allocated under the Employee Investment Plan of Stone & Webster, Incorporated and Participating Subsidiaries and subject to its terms and provisions with respect to termination and withdrawal and, in limited circumstances, to forfeiture and held as of December 31, 1993 by The Chase Manhattan Bank, N.A., Trustee under the Plan; (ii) shares awarded under the Restricted Stock Plan of Stone & Webster, Incorporated and subject to its terms with respect to forfeiture;
          (iii) shares allocated under the Employee Stock Ownership Plan of Stone & Webster, Incorporated and Participating Subsidiaries and subject to its terms with respect to forfeiture and held as of December 31, 1993 by The Chase Manhattan Bank, N.A, Trustee under the Plan; and (iv) shares allocated under the Payroll-based Employee Stock Ownership Plan of Stone & Webster, Incorporated and Participating Subsidiaries and subject to its terms and held as of December 31, 1993 by The Chase Manhattan Bank, N.A., Trustee under the Plan.


     (2) In addition to holding the positions in the Company which are indicated in the table, the Selling Stockholder has been an officer or director of one or more of the Company's subsidiaries during the period from April 1, 1991 to the present.

     (3) On December 15, 1993, the Board of Directors of the Company approved a plan to elect Mr. Coles
          Chief Executive Officer and President of the
          Company after the 1994 Annual Meeting of
          Stockholders to be held on May 12, 1994.


                   DESCRIPTION OF COMMON STOCK
     General

               The Restated Certificate of Incorporation, as amended, of the Company authorizes the issuance of 2,000,000 shares of Preferred Stock, without par value, and 40,000,000 shares of Common Stock, $1 par value.
     At March 14, 1994, there were 14,977,814 shares of
     Common Stock outstanding.   There are no shares of
     Preferred Stock outstanding. Should Preferred Stock be issued in the future, holders thereof will have preferential rights over holders of Common Stock with respect to dividends, liquidation and certain other matters and may be entitled to vote under certain circumstances.

               The following description summarizes certain provisions of the Company's Restated Certificate of Incorporation relating to the Common Stock. For a full description, reference is made to the Restated Certifi-cate of Incorporation which is an exhibit to the Registration Statement of which this Prospectus is a part.

     Dividend Rights

               Subject to the preferential rights of
     Preferred Stockholders should any Preferred Stock be issued in the future, Common Stockholders are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor.

     Voting Rights and Other Matters

               Subject to the voting rights of Preferred
     Stockholders should Preferred Stock be issued in the future, holders of the Common Stock of the Company exclusively possess voting power for all purposes. The voting rights are non-cumulative.

               The directors of the Company are divided into three classes with the number of directors fixed by or in accordance with the By-laws of the Company divided equally so far as possible among the classes. At each annual election, one class of directors is elected by vote of a majority of the Company's outstanding voting stock for a term of three years. Special voting provisions apply to any change in the number of directors, to the filling of vacancies on the Board of Directors when not filled by the remaining directors and to the removal of directors without cause under certain circumstances. In addition, with certain exceptions, the Company's Restated Certificate of Incorporation requires the affirmative vote of two-thirds of the Company's outstanding voting stock to authorize specified corporate transactions (including mergers, sale of substantially all of the Company's assets and the like) involving the Company, or any subsidiary of the Company, and any owner of 5% or more of the Company's outstanding voting stock. The foregoing special voting provisions may only be changed upon a specified vote of the directors and/or stockholders of the Company.

                In addition to the provisions referred to in the preceding paragraph, the Restated Certificate of Incorporation contains provisions pertaining to so-called "front-end loaded" tender offers and similar transactions where an initial acquisition of a substantial portion of the outstanding stock of a company is followed by a second step transaction (such as a merger) in which the shares held by the stockholders who did not participate in the first transaction are to be acquired at a lower price. These provisions require that a second step transaction initiated by a holder of at least 10% of the outstanding voting stock of the Company be approved by 80% of all outstanding voting stock and a majority of the publicly held voting stock (i.e., not including the 10% holder's shares). Neither the Company and its subsidiaries nor any trustee or Committee under any employee pension, stock ownership, savings or similar employee benefit plan is considered a 10% holder. The aforementioned votes will not be required where the purchase of the Company's shares by the 10% holder in the second step transaction is for consideration equal to or greater than the highest price previously paid by the 10% holder to acquire shares of a class or an amount bearing the same or a greater percentage relationship to the then market price of shares of any class of which the 10% holder has previously acquired shares as the highest price per share paid by the 10% holder in the earlier transaction(s) by which the 10% holder achieved that status, bears to the lower of the market price of shares of such class of shares immediately prior to public disclosure of, or the commencement of, such earlier transaction(s). The consideration must be payable either in cash or in the same form of consideration given for the majority of the shares of the class previously acquired by the 10% holder. Any amendment of the provisions described in this paragraph requires the approval of 80% of all outstanding voting stock and a majority of the publicly held voting stock (i.e., not including the shares held by the 10% holder). The Restated Certificate of Incorporation has also been amended to require the Board of Directors, when evaluating a merger, reorganization, tender offer or other similar proposal, to consider all relevant factors, including the social, legal and economic effects of the transaction as well as alternative measures of the Company's value.

     Liquidation Rights

               Subject to the preferential rights of
     Preferred Stockholders should any Preferred Stock be issued in the future, in the event of any liquidation, dissolution or winding up of the Company, or any reduction of its capital resulting in any distribution of its assets to its stockholders, the holders of Common Stock are entitled to receive, pro rata, all the remaining assets of the Company available for distribution to its stockholders.

     Pre-emptive Rights

               No holder of shares of Common Stock has
     preferential, pre-emptive or other rights to subscribe for or purchase any stock of the Company of any class, or securities convertible into stock.

     Liability for Further Calls or Assessments

               All shares of the Common Stock of the Company offered by this Prospectus are and will be fully paid and non-assessable.

                              EXPERTS

               The consolidated financial statements and the financial statement schedules of the Company and its Subsidiaries as of December 31, 1993 and 1992, and for each of the three years in the period ended December 31, 1993, incorporated by reference in this Prospectus and in the Registration Statement, have been incorporated herein in reliance upon the reports of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                   PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

     Item 14.  Other Expenses of Issuance and Distribution.

               Estimated expenses in connection with the offering are as follows:

                                                        Estimated
                                                          Amount
                                                        ---------

     Filing Fee - Securities and Exchange Commission       $  100
     Legal Fees                                             1,500
     Miscellaneous Expenses                                   100
                                                           ------
           Total                                           $1,700
                                                           ------
                                                           ------

     No portion of these expenses will be borne by the Selling Stockholder.

     Item 15.  Indemnification of Directors and Officers.

               Section 145 of Chapter 1 of the General
     Corporation Law of the State of Delaware and Section 14 of Article Sixth of the Company's Restated Certificate of Incorporation permit the indemnification under certain circumstances of directors or officers of the Company and its subsidiaries for expenses incurred in connection with the defense of actions, suits or proceedings against them as such directors or officers. The Company has purchased from the American International Group a Directors and Officers Liability and Company Reimbursement policy under which the directors and officers of Stone & Webster, Incorporated and its subsidiaries are insured against loss arising from any claim made against them by reason of any wrongful act in their respective capacities as directors and officers.

               The Stockholders of the Company have approved amendments to the Restated Certificate of Incorporation of the Company which limit the personal liability of the directors to the Company or its Stockholders for monetary damages arising out of the directors' breach of their fiduciary duty of care under certain circumstances, as permitted by the Delaware General Corporation Law.

          Item 16.  Exhibits.

               Certain of the following exhibits are filed herewith. Certain other of the following exhibits have been filed with the Commission and are incorporated herein by reference.


     Exhibit No.     Description
     -----------     -----------

     4-a             Restated Certificate of Incorporation,
                     defining rights of security holders (Exhibit (3)(a), Form 10-K for the fiscal year ended December 31, 1990).

     4-b             Restricted Stock Plan and Form of Grant
                     under Restricted Stock Plan (Exhibit (10)(a), Form 10-K for the fiscal year ended December 31, 1988).

     *5              Opinion dated April 20, 1994 of Mudge
                     Rose Guthrie Alexander & Ferdon as to the legality of securities to be registered.

     *23-a           Consent of Coopers & Lybrand.

     23-b            The consent of Mudge Rose Guthrie
                     Alexander & Ferdon is contained in the opinion of such firm filed herewith as Exhibit 5.

     ____________________
     *Filed herewith

     Item 17.  Undertakings.

               (1)  The undersigned registrant hereby
     undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (2)  The undersigned registrant hereby undertakes
     (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement (i) to include any prospectus required by Section 10 (a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a) (i) and (a) (ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
     Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; (b) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (c) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (which shall not include the insurance described under Item 15 above) may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in the first sentence under Item 15 of this Registration Statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in said Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in said Act and will be governed by the final adjudication of such issue.

                            SIGNATURES

               Pursuant to the requirements of the
     Securities Act of 1933, Stone & Webster, Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration
     Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York on the 20th day of April, 1994.

                              STONE & WEBSTER, INCORPORATED
                                 (Registrant)


                              By /s/ WILLIAM M. EGAN
                                     William M. Egan
                                     Executive Vice President

               Pursuant to the requirements of the
     Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


     Signature                  Title                    Date
     ---------                  -----                    ----

     /s/ WILLIAM F. ALLEN, JR.  Chairman of the Board    April 20, 1994
         William F. Allen, Jr.  and Chief Executive
                                Officer (Principal
                                Executive Officer)
                                and Director

     /s/ WILLIAM M. EGAN        Executive Vice President    "
         William M. Egan        (Principal Financial
                                and Accounting Officer)
                                and Director

     /s/ BRUCE C. COLES         President and Director       "
         Bruce C. Coles

     /s/ WILLIAM L. BROWN       Director                     "
         William L. Brown

     /s/ HOWARD L. CLARK        Director                     "
         Howard L. Clark

     /s/ DONNA R. FITZPATRICK   Director                     "
         Donna R. Fitzpatrick


     /s/ J. PETER GRACE         Director                     "
         J. Peter Grace

     /s/ KENT F. HANSEN         Director                      "
         Kent F. Hansen


     /s/ JOHN A. HOOPER         Director                      "
         John A. Hooper


     /s/ J. ANGUS McKEE         Director                      "
         J. Angus McKee


     /s/ KENNETH G. RYDER       Director                      "
         Kenneth G. Ryder


     /s/ MEREDITH R. SPANGLER   Director                      "
         Meredith R. Spangler


     /s/ FRED D. THOMPSON       Director                      "
         Fred D. Thompson

                            EXHIBIT INDEX

     Exhibit No.     Description
     -----------     -----------

     4-a             Restated Certificate of Incorporation,
                     defining rights of security holders (Exhibit (3)(a), Form 10-K for the fiscal year ended December 31, 1990).

     4-b             Restricted Stock Plan and Form of Grant
                     under Restricted Stock Plan (Exhibit (10)(a), Form 10-K for the fiscal year ended December 31, 1988).

     *5              Opinion dated April 20, 1994 of Mudge
                     Rose Guthrie Alexander & Ferdon as to the legality of securities to be registered.

     *23-a           Consent of Coopers & Lybrand.

     23-b            The consent of Mudge Rose Guthrie
                     Alexander & Ferdon is contained in the opinion of such firm filed herewith as Exhibit 5.

     ____________________
     *Filed herewith